Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 31, 2022 with respect to the financial statements of Locals Technology Inc. (the “Company”) for the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019 (which expresses an unqualified opinion) appearing in the Current Report on Form 8-K dated September 22, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

November 15, 2022

Toronto, Canada